Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone	OXFORD RESOURCE PARTNERS, LP 41 South High Street, Suite 3450 Columbus, Ohio 43215 (614) 643-0337 Telephone
NEWS RELEASE

Westmoreland Completes Oxford Transactions and
Acquires Buckingham Coal Company

Transactions pave the way for Westmoreland to unlock value through MLP drop-down strategy and complement stable cash flow-generating business model

Englewood, Colorado and Columbus, Ohio - January 2, 2015 - Westmoreland Coal Company (NasdaqGM: WLB, “Westmoreland”), Oxford Resource Partners, LP (NYSE: OXF, the “MLP”) and Oxford Resources GP, LLC, the general partner of Oxford (the “GP”), today announced the completion of Westmoreland’s acquisition of the GP and Westmoreland’s contribution of certain royalty-bearing coal reserves to the MLP in return for MLP common units (the “Contribution”), as well as Westmoreland’s acquisition of Buckingham Coal Company, LLC.

The completion of the GP acquisition and the Contribution provide Westmoreland with a platform to implement a value-creating drop-down strategy, pursuant to which it intends to periodically contribute certain U.S. and Canadian coal assets to the MLP in exchange for a combination of cash and additional limited partner interests. Westmoreland expects these transactions to unlock value that is inherent in Westmoreland’s stable cash flow-generating business model, to the benefit of both its stakeholders and the MLP’s unitholders. The MLP will continue to operate as a stand-alone, publicly traded master limited partnership, with Westmoreland owning 77% of the fully diluted limited partner interests.

“We are pleased that these strategic transactions have come to a successful close and excited for Westmoreland to enter the MLP space,” stated Keith E. Alessi, Westmoreland’s Chief Executive Officer. “We believe our strategy with respect to the MLP will help ensure our continued long-term growth.”

“Oxford is very pleased that it has been able to join with Westmoreland,” said Oxford’s President and Chief Executive Officer, Charles C. Ungurean. “This is the culmination of our efforts to bring increased value to our unitholders. We believe that this represents a great opportunity for our company, unitholders, employees and customers, as well as providing a MLP vehicle for Westmoreland and its shareholders. This represents a win for all stakeholders.”

Westmoreland paid a total of $30.0 million in cash to acquire the GP, and received 4,512,500 common units of the MLP (on a post-split basis following the previously disclosed 12-to-1 reverse split of the MLP’s common and general partner units) as consideration for the Contribution. The closing of these transactions followed the successful restructuring of both Westmoreland’s and the MLP’s debt arrangements, as well as the approval by the MLP’s public unitholders of the Contribution and the MLP’s equity restructuring through certain previously announced amendments to its partnership agreement.

In connection with the closing, the MLP’s name was changed to Westmoreland Resource Partners, LP (“Westmoreland LP”) and the name of the GP was changed to Westmoreland Resources GP, LLC. The common units of Westmoreland LP will trade on the NYSE under the symbol “WMLP”.

On January 1, 2015, Westmoreland also completed its acquisition of Buckingham Coal Company, LLC, an Ohio-based coal supplier, for a total cash purchase price of $34.0 million, subject to customary post-closing adjustments. Separately, an affiliate of Westmoreland entered into a five-year coal supply agreement with AEP Generation Resources Inc. (“AEP”), which includes an obligation to purchase a minimum of 5.5 million tons of coal.

“Westmoreland is happy to implement a long-term supply relationship with AEP,” said Mr. Alessi. “We were able to realize significant cost savings through this acquisition and we expect our supply agreement will provide additional value to our shareholders,” he added.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada, a char production facility, and a 50% interest in an activated carbon plant. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high-value steam coal in Northern Appalachia. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. For more information, visit www.oxfordresources.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the uncertainty of negotiations to result in agreements or completed transactions, the uncertain nature of the expected benefits from the actual or expected transactions, the uncertain nature of the announced transactions, the ability to complete such transactions, risks associated with the integration of acquired assets, risks associated with the coal industry or the economy generally, and other such matters discussed in the “Risk Factors” sections of both Westmoreland’s and Oxford’s 2013 annual reports on Form 10-K and their subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date of this release. Although either or both of Westmoreland and Oxford may from time to time voluntarily update their prior forward-looking statements, they disclaim any commitment to do so except as required by securities laws.

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Westmoreland Contact: Kevin Paprzycki (855) 922-6463

Oxford Contact: Daniel M. Maher (614) 643-0314